SEARS MERCHANDISE GROUP
3333 Beverly Road
Hoffman Estates, IL  60179

August 25, 1993

ARTHUR C. MARTINEZ
Chairman and Chief
Executive Officer
708 - 286 - 1702
Fax 708 - 286 - 1483

General William G. Pagonis
21st TAACOM
Panzer Kaserne
Mannheimer Strasse
67657 Kaiser Slautern
Germany

Dear Gus:

This is to confirm our offer to you to join Sears Merchandise Group as Senior Vice President-Logistics. In this position you will be reporting to me. Your date of hire will be December 1, 1993.

Your compensation package will consist of the following:

      - Annual base salary of $275,000. You will be paid twice a month with periodic increases based on performance.

      - Participation in Sears Annual Incentive Plan with a guaranteed 1993 bonus at 60% of base pay pro-rata. Your 1994 annual bonus will be guaranteed at 60% of your base salary. The annual incentive targets will be based on one-half of Sears net income performance and one-half of Sears Logistics Services net income goals.

      - Participation in the Sears Long-Term Incentive Plan with a potential incentive target of 125% of base pay
            pro-rata.   Initially, 62.5% of your long-term
            incentive will be paid in Sears stock options and 62.5% in cash. The cash piece is based on Sears Merchandise Group net income and return on average equity. A sample illustration of the Long-Term Incentive Plan is attached.

      - Sign-on bonus of $125,000, payable upon your acceptance of this offer.

      - 8,000 shares of Restricted Stock with the following vesting schedule:

                        12/94       -     2,000 shares
                        12/95       -     2,000 shares
                        12/96       -     2,000 shares
                        12/97       -     2,000 shares

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General William G. Pagonis
August 25, 1993
Page 2


      - 6,300 Non-qualified Stock Options with a grant date of December 1, 1993, that will vest one-third per year over a three-year period beginning December 1, 1994.

      - Participation in standard Company benefits commensurate with your position. Your annual vacation will be three weeks.

      - Relocation assistance in accordance with Sears Relocation Policy from point of entry to the United States including a $100,000 moving allowance, reimbursement for temporary living, reimbursement for home visits and house hunting, a home purchase program available through Coldwell Banker Relocation and reimbursement of customary closing costs for your new residence.

Nothing contained in this letter shall limit the right of you or Sears to terminate your employment with or without cause at any time. However, in the event that Sears should terminate you other than for cause during your first three years of employment, you will receive one and one-half years base salary and a pro-rata share of your annual incentive. This will constitute the entire damages you can claim against Sears.

This offer of employment is also contingent upon your satisfactorily passing a pre-employment drug test which can be taken prior to your reporting to work at Hoffman Estates.

We have great confidence in your ability to significantly contribute to the future success of Sears. I look forward to working with you to build that success.

Sincerely,





/s/ARTHUR C. MARTINEZ


Att.

cc:   W. F. Cooper
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